SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	BPV Family of Funds

Address of Principal Business Office:

9202 South Northshore Drive, Suite 300
Knoxville, Tennessee  37922

Telephone:	865-243-8000

Agent for Service of Process:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES /X/
NO  /   /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Atlanta and in the State of Georgia on the 25th day of July, 2011.

Signature:	BPV Family of Funds

By:	/s/ Reed Keller
Reed Keller, Trustee

Attest:	/s/ Michael R. West
Michael R. West, Secretary